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                                                                   EXHIBIT 10.03





                              Symantec Corporation
                               Section 401(k) Plan

                            Summary Plan Description










                                THE SCHWABPLAN(R)

                        The Charles Schwab Trust Company
                        One Montgomery Street, 7th Floor
                             San Francisco, CA 94104

                      Schwab Retirement Plan Services, Inc.
                         320 Springside Drive, Suite 350
                                Akron, Ohio 44333


                                   [GRAPHIC]




           (C)2000 The Charles Schwab Corporation All rights reserved.
      Schwab Retirement Plan Services, Inc. and Charles Schwab & Co., Inc.
        are wholly owned subsidiaries of The Charles Schwab Corporation.


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INTRODUCTION

Symantec Corporation has amended your 401(k) Plan as of August 1, 2000. The amended Plan continues to be for the exclusive benefit of eligible employees and their beneficiaries.

We all need to plan for the future, especially for our retirement. We hope this Plan will play a part in helping you to achieve financial security in the coming years.

This booklet is a brief description of the main provisions and features of the Plan and of your rights, obligations and benefits under the Plan. Please read it carefully to obtain a good understanding of the benefits that are being provided to you.

If you have any questions about the Plan that this booklet does not answer, you should contact the Plan Administrator for a further explanation.

You may also want to review the complete Plan, which is a lengthy legal document. The complete Plan document is available for inspection by you, your beneficiaries, or your legal representative at any reasonable time. In the event of any discrepancy between this Summary Plan Description and the actual provisions of the Plan, the Plan document will control.

ELIGIBILITY

You become eligible to participate in the Plan on the first business day that is administratively feasible following your date of hire.

The following classes of employees are not eligible to participate in the Plan:

-   Collective bargaining employees;

-   Non-resident aliens receiving no U.S. source income;

-   Leased employees;

- Person covered under any other retirement plan to which the Employer is required to contribute either directly or indirectly;

-   Temporary workers hired for a specific non-recurring assignment;

- Individuals who provide services to the Employer as an independent contractor (even if the individual is later retroactively reclassified as a common law employee); and

- Individuals who provide services to the Employer pursuant to an agreement between the Employer and a temporary agency or other leasing organization.

The Plan recognizes service with each employer from which it hired an employee in connection with a stock or asset acquisition of the employer and with which it had contractually agreed to recognize service.

YOUR VOLUNTARY 401(k) CONTRIBUTIONS

You may defer a portion of your pay (calculated before deductions for federal income taxes are made). This means that you will pay less income tax by participating in the 401(k) Plan.

You defer in whole percentages from 1% to 20% of your compensation. Generally, you may not contribute more than $10,500 in the 2000 calendar year.

PAYROLL DEDUCTIONS

You indicate the percentage of your pay you want to contribute. Then, each time you are paid, the amount you have selected is automatically taken out of your paycheck and deposited into your 401(k) account. You contribute a percentage of your pay, not a fixed dollar amount.

CHANGING YOUR DEDUCTION AMOUNT

You may change the percentage you are contributing to the Plan at any time during the Plan Year. Changes will become effective as soon as administratively feasible after your election change.

Changes in your deduction amount are made via The SchwabPlan(R) Hotline or SchwabPlan(R) Website.

SYMANTEC CORPORATION MATCHING
CONTRIBUTIONS

Symantec Corporation will make Matching Contributions equal to 100% of your Voluntary 401(k) Contributions up to $500 of your compensation, and equal to 50% of your Voluntary 401(k) Contributions in excess of $500 but not exceeding 3% of your compensation. Your contributions in excess of 3% of your pay will not be matched.

Forfeitures of non-vested Matching Contribution account balances will be used to reduce the Employer's Matching Contribution.

SYMANTEC CORPORATION PROFIT SHARING
CONTRIBUTIONS

Symantec Corporation may elect to make an annual discretionary Profit Sharing Contribution to your




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account. These Profit Sharing Contributions will serve to increase the value of your benefit at retirement.

You must be employed on the last day of the Plan Year (December 31) in order to be eligible to share in any Profit Sharing Contribution made for the Plan Year.

Forfeitures of non-vested Profit Sharing Contribution account balances will be allocated to participants who are employed on the last day of the Plan Year in a manner such that all participants will share equally as a percentage of pay.

VESTING

Vesting is your ownership in and right to the value of your account. You are always 100% vested in your Voluntary 401(k) Contributions and their earnings.

Matching Contributions and Profit Sharing Contributions are subject to the Plan's vesting schedule, which is:

      Years of Service        Vesting %
      ----------------        ---------
        Less than 1              0%
             1                  20%
             2                  40%
             3                  60%
             4                  80%
        5 or more              100%

Your service for vesting purposes is counted from your date of employment with Symantec Corporation. The Plan also recognizes your service with each employer from which it hired an employee in connection with a stock or asset acquisition of the employer and with which it had contractually agreed to recognize service.

The vested part of your Employer-funded accounts depends on the number of Years of Service credits you earn. You earn a Year of Service if you complete 1,000 hours of service during a twelve month period which is the Plan Year. An hour of service is an hour for which you are directly or indirectly paid, including paid vacation, sick leave, military leave and maternity or paternity leaves of absence. However, you will not receive more than 501 hours of service for any one period of paid absence.

A 1-Year Break in Service will occur at the end of a Plan Year in which you have not completed more than 500 hours of service. If you terminate service and later return to work, you will receive credit for your service earned prior to the termination date if:

(a) Your Years of Service prior to your termination were greater than the number of your 1-Year Breaks in Service.

(b) The number of your 1-Year Breaks in Service was less than 5; or

(c) You had earned a vested (non-forfeitable) interest in your Employer-funded accounts prior to your termination date.

DISTRIBUTIONS

You may receive a distribution of your vested account balance when you terminate employment. Distributions to disabled, retired or terminated participants and beneficiaries of deceased participants will be made as soon as administratively possible.

If you are single, the vested balance in your account will be used to purchase an annuity that provides monthly payments for your lifetime. If you are married, the vested account balance will be used to purchase a joint and 50% survivor annuity. This type of annuity provides for a monthly payment during your lifetime with payments continuing after your death to your surviving spouse equal to 50% of the monthly amount you received.

However, the vested balance in your accounts may be paid to you in a lump sum payment, periodic or ratable monthly installment payments, or another form of annuity or annuity contract provided that if you are married, your spouse agrees to an alternate form of payment in favor of the 50% joint and survivor annuity, or, provided that if you are single, you elect to waive the single life annuity form of payment.

Additionally, when you terminate employment you are permitted to roll over any outstanding loan balance into another qualified plan if such plan will accept the loan.

Regardless of your marital status, if your vested account balance is not greater than $5,000 when you leave your Employer, your account balance will be paid automatically to you in a lump sum.

PRE-RETIREMENT DISTRIBUTIONS

You may receive a pre-retirement distribution if you have reached age 59 1/2 and are 100% vested in your account from which such distribution is made. However, any distribution will reduce the value of the benefits you will receive at actual retirement. This distribution is made at your election.




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If you wish to receive a pre-retirement distribution from the Plan in one payment, you (and your spouse, if you are married) must first waive the annuity form of payment.

Your Employer will provide appropriate forms and related information at your request.

TAXES ON DISTRIBUTIONS

Whenever you receive a distribution from your Plan, it will normally be subject to income taxes. You may, however, reduce or defer entirely the tax due on your distribution through use of one of the following methods:

a) The rollover of all or a portion of the distribution to an Individual Retirement Account (IRA) or another qualified employer plan. This will result in no tax being due until you begin withdrawing funds from the IRA or other qualified employer plan. The rollover of the distribution, however, MUST be made within strict time frames (normally, within 60 days after you receive your distribution). Under certain circumstances all or a portion of a distribution may not qualify for this rollover treatment. In addition, most distributions will be subject to mandatory federal income tax withholding at a rate of 20%. This will reduce the amount you actually receive. For this reason, if you wish to rollover all or a portion of your distribution amount, the direct transfer option described in paragraph b) below would be the better choice.

b) You may request for most distributions that a direct transfer of all or a portion of your distribution amount be made to either an Individual Retirement Account (IRA) or another qualified employer plan willing to accept the transfer. A direct transfer will result in no tax being due until you withdraw funds from the IRA or other qualified employer plan. Like the rollover, under certain circumstances all or a portion of the amount to be distributed may not qualify for this direct transfer. If you elect to actually receive the distribution rather than make a direct transfer, then in most cases 20% of the distribution amount will be withheld for federal income tax purposes. If you decide to directly transfer all or a portion of your distribution amount you (and your spouse, if you are married) must first waive the annuity form of payment.

Due to the complexities involved with income taxation, you are encouraged to consult with a professional tax advisor when you receive a distribution from the Plan.

NORMAL RETIREMENT

You are eligible for Normal Retirement when you reach age sixty-five (65). You are always 100% vested in your accounts upon attainment of Normal Retirement.

EARLY RETIREMENT

You are eligible for Early Retirement when you reach age fifty-five (55) and have completed at least five (5) Years of Service. You become 100% vested on your satisfaction of the Early Retirement requirements.

INVESTMENT FUND OPTIONS

Your Employer makes available various mutual funds from which you may make your investment selections. These funds will differ in potential investment return and risk. Your Employer may change the funds available to you from time to time. You will be notified when any change occurs.

INVESTMENT FUND DIRECTION

You direct the investment of your accounts in multiples of 1%. The investment alternatives differ in the level of potential investment earnings and risk.

In the future, you may change your investment selections or transfer your existing balances so that a new "mix" of investments is selected. Future investment changes may be made at any time. Realignments of existing funds, among investment options, may be elected at any time. Both future changes and realignments are executed through The SchwabPlan(R) Hotline or via The SchwabPlan(R) Website.

A NOTE ABOUT RISK

Symantec Corporation has made available the different investment funds in the hope of meeting the various savings and investment goals of all participants. As you make your investment choices, keep in mind that there is risk involved. The funds differ in growth potential and risk.

Pursuant to Department of Labor Regulation 2550.404(c)-1(b)(2)(i)(B)(1)(i), this Plan is intended to qualify as an ERISA 404(c) plan that relieves Plan fiduciaries of liability for any investment losses that result from investment directions made by Plan participants.

Consistent with the Plan's status as a "404(c) plan", investment instructions for new participants shall be in written form and directed to the Plan Administrator. Thereafter, and for all other participants, all investment instructions shall be made through an automated voice response unit or a website which is available to all participants. The Plan Administrator shall provide participants with appropriate procedural instructions needed to




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access and operate the automated voice response unit and website.

The Plan Administrator or its representative will provide, at the request of a participant who has provided investment instructions, a reasonable and timely opportunity to obtain written confirmation of such investment instructions.

The Plan Administrator or its designated agents shall be the party responsible for providing the "Required Disclosures" and "Optional By Request" information on the available investment alternatives as described by Department of Labor Regulations 2550.404(c).

EMPLOYEE ACCOUNT STATEMENTS

You will receive a statement quarterly. Your statement will illustrate your investment choice(s), any contributions received by the Plan during that quarter, investment gains or losses, ending fund balances and your vesting percentage.

TOLL FREE TELEPHONE SERVICE

Each participant will be assigned a Personal Identification Number (PIN). Using your Social Security number and your assigned PIN, you will be able to access The SchwabPlan(R) Hotline.

Through the ease of touch-tone technology, The SchwabPlan(R) Hotline offers you immediate access to your account information, 24 hours a day seven days a week.

You can check either your total account balance, or each individual fund balance. It is also possible to change the manner in which your future contributions will be invested, or make an investment fund transfer. Participant loan information is also readily available through The SchwabPlan(R) Hotline.

WORLD WIDE WEB SERVICE

Using your Social Security number and your assigned PIN, you have access to The SchwabPlan(R) website. This tool allows you to view your account balance, execute transfers or election changes, access asset allocation and investment planning tools and many other features. (http://www.schwabplan.com)

FINANCIAL HARDSHIP WITHDRAWALS

The Administrator may direct the Trustee to distribute part or all of your vested account balance in the event of immediate and heavy financial need. This hardship distribution is not in addition to your other benefits and will therefore reduce the value of the benefits you will receive at normal retirement.

Withdrawal will be authorized only if the distribution is to be used for one of the following purposes:

(a) The payment of medical expenses (described in Section 213(d) of the Internal Revenue Code) incurred by you, your spouse or your dependent;

(b)  The purchase (excluding mortgage payments) of your principal residence;

(c) The payment of tuition for the next year of post-secondary education for yourself, your spouse or dependent;

(d) The need to prevent your eviction from your principal residence or foreclosure on the mortgage of your principal residence.

In addition, a distribution will be made from these accounts only if you certify and agree that all of the following conditions are satisfied:

(a) The distribution is not in excess of the amount of your immediate and heavy financial need;

(b) You have obtained all distributions, other than hardship distributions, and all nontaxable loans currently available under all plans maintained by your Employer;

(c) Your elective contributions and employee contributions will be suspended for at least twelve (12) months after your receipt of the hardship distribution; and

(d) You will not make elective contributions for your taxable year immediately following the taxable year of the hardship distribution, except to the extent permitted by the Plan.

Since this Plan has significant tax and savings advantages, the Internal Revenue Service imposes restrictions on withdrawals. Distributions prior to age 59 1/2, disability or death may be subject to a 10% federal tax penalty. You are urged to consult with your personal tax advisor prior to requesting a distribution.

PARTICIPANT LOANS

There are various rules and requirements that apply for any loan. These rules are outlined in this Section. In addition, your Employer has established a written loan program which explains these requirements in detail. You can request a copy of the loan program from the Plan Administrator.

Actively employed participants may apply to the Plan Administrator for a loan from the Plan. Your application must be in writing on forms which the Plan Administrator makes available via The SchwabPlan(R) Hotline.




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The Plan Administrator may also request that you provide additional information such as financial statements, tax returns and credit reports.

After reviewing your application, the Plan Administrator may, in its discretion, determine that you qualify for the loan. The Plan Administrator will then inform the Trustee that you qualify. The Trustee may review the Plan Administrator's determination and make a loan to you if it is a prudent investment for the Plan.

Loans will be available to all actively employed participants on a uniform and non-discriminatory basis. Loans are available exclusively from your vested account. All loans must be adequately secured. You may use up to one-half (1/2) of your vested account balance under the Plan as security for the loan.

The minimum loan amount is $1,000. A participant may have a maximum of one outstanding loan at any time.

The maximum loan amount is the lesser of one half of your vested account balance or $50,000 reduced by the highest outstanding balance of plan loans during the prior one-year period.

Loans are repaid through payroll deduction over a maximum term of five years. Loans which are applied to purchase your principal residence may be repaid over a longer term not to exceed fifteen (15) years. All loans will bear a commercially reasonable rate of interest similar to what a bank or other professional lender would charge for making a loan in a similar circumstance. Since loans in this Plan are considered a directed investment, your principal and interest payments will be credited to your account.

If you fail to make payments when they are due under the loan, you will be considered to be "in default." The Trustee would then have the authority to take all reasonable actions to collect the balance owing on the loan. This could include filing a lawsuit or foreclosing on the security for the loan. Under certain circumstances, a loan that is in default may be considered a distribution from the Plan, and could result in taxable income to you. In any event, your failure to repay a loan will reduce the benefit you would otherwise be entitled to from the Plan.

All costs associated with establishing and maintaining a participant loan will be charged directly to your account as an investment expense of engaging in a participant loan (Est. - $50, Adm. - $10 per quarter).

Additional Loan information, including the ability to apply for a loan, is available by calling The SchwabPlan(R) Hotline.

ROLLOVERS AND TRANSFERS

You may be eligible to rollover or transfer a distribution you received from another employer's plan into this Plan. Your Employer will provide appropriate forms and related information at your request.

NAMING A BENEFICIARY

When you enroll, you name a person(s) to receive your account in the event of your death. You may change your beneficiary at any time by requesting a new beneficiary form.

If your death occurs while still employed with Symantec Corporation, your account balance will become 100% vested and be paid to your beneficiary. Generally, if you are married, your spouse is by law the sole primary beneficiary unless you designate otherwise and your spouse agrees to a different beneficiary by signing a notarized statement that is part of your enrollment forms.

ADMINISTRATION OF THE PLAN

Although Symantec Corporation is responsible for the administration of the Plan, we have retained Schwab Retirement Plan Services, Inc. to assist us. Schwab Retirement Plan Services, Inc. specializes in retirement plan consulting and administration. Schwab Retirement Plan Services, Inc. has experience in providing services for over one thousand employers nationwide.

Schwab Retirement Plan Services, Inc. provides the recordkeeping, accounting, toll free telephone exchange and world wide web service features of the Plan.

Schwab Retirement Plan Services, Inc. will also assist us in preparing reporting forms that are filed each year with the Internal Revenue Service and the Department of Labor. These government agencies monitor the operation of all qualified retirement plans.

If the Plan becomes top heavy, certain non-key employees will be provided with a minimum contribution. Generally, the minimum will be 3% of your compensation for the Plan Year. The Plan Administrator will notify you if the Plan is or ever becomes top heavy.

Your benefits are not guaranteed by the Pension Benefit Guaranty Corporation
(PBGC). Benefits are not guaranteed because only certain defined benefit




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pension plans are eligible for PBGC coverage. This Plan is a defined contribution plan. That means your benefits from this Plan are based on the value of your account balance.

As a general rule, your account may not be used as collateral, given away or attached by your creditors. There is an exception, however, that permits a court to order the Plan Administrator to recognize your obligations as a result of court-ordered child or spousal support or alimony payments. If such a domestic relations order is received by the Plan Administrator, all or a portion of your account may be used to satisfy the obligation.

The Employer intends to maintain the Plan indefinitely. However, it is always possible that something could happen to make it necessary for the Employer to terminate the Plan. If this happens, all participants will automatically become fully vested and entitled to their total account balance under the Plan.

The Employer may amend the Plan at any time provided that the amendment will not either (a) cause assets of the Plan to be used for purposes other than the exclusive benefit of participants and their beneficiaries, or (b) cause any reduction in the amount credited to your account balance.

In order to terminate or amend the plan, the Board of Directors of the Employer must resolve to do so and advise you in writing of such resolution. Unless otherwise required by law, any such written notice shall be provided to you subsequent to the effective date of any such termination or amendment.

YOUR RIGHTS UNDER ERISA

As a participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all Plan participants shall be entitled to:

(a) Examine without charge, at the Plan Administrator's office and at other specified locations such as worksites and union halls, all Plan documents, including insurance contracts, collective bargaining agreements and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions. In addition, a list of any other employers who have adopted this Plan and their IRS Identification Numbers is available on request.

(b) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for copies.

(c) Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(d) Obtain a statement telling you what your benefits would be at Normal Retirement Age if you stop working under the Plan now. THIS STATEMENT MUST BE REQUESTED IN WRITING AND IS NOT REQUIRED TO BE GIVEN MORE THAN ONCE A YEAR. The Plan will provide this statement free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your Employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous. If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Regional Office of the Pension and Welfare Benefits Administration of the U.S. Department of Labor, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S.



                                                                               7
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Department of Labor, 200 Constitution Ave., N.W., Washington, D.C. 20210.

CLAIMS PROCESS

Benefits will be paid to participants and their beneficiaries without the necessity of formal claims. You or your beneficiaries may make a request for any Plan benefits to which you believe you are entitled. Any such request should be in writing and should be made to the Plan Administrator.

Your request for Plan benefits will be considered a claim for Plan benefits, and it will be subject to a full and fair review. Claims for benefits that are insured will be reviewed in accordance with procedures contained in the insurance contracts and policies. If a claim under the Plan is denied in whole or in part, you or your beneficiary will receive written notification. The notification will include the reasons for the denial, with reference to the specific provisions of the Plan on which the denial was based, a description of any additional information needed to correct the claim, and an explanation of the claims review procedure. If we fail to respond within 90 days, your claim is treated as denied.

You or your beneficiary may file a written request for review of the claim to the Plan Administrator. ANY REQUEST FOR REVIEW OF A DENIED CLAIM MUST BE FILED WITHIN 60 DAYS AFTER YOU RECEIVE THE WRITTEN NOTICE OF DENIAL OF YOUR CLAIM.

Any such request should be accompanied by documents or records in support of your appeal. You or your beneficiary may review pertinent documents and submit issues and comments in writing. The Plan Administrator will review the claim and provide, within 60 days, a written response to the appeal. (This period may be extended an additional 60 days under certain circumstances.) In this response, the Plan Administrator will explain the reason for the decision, with specific reference to the provisions of the Plan on which the decision was based. The Plan Administrator has the exclusive right to interpret the appropriate Plan provisions. Decisions of the Plan Administrator are conclusive and binding.

OTHER IMPORTANT INFORMATION

Plan Sponsor &          Symantec Corporation
Plan Administrator:     20330 Stevens Creek Blvd.
                        Cupertino, CA  95014
                        (408) 253-9600

Sponsor's IRS Number:   77-0181864

(The Plan Administrator keeps the records for the Plan and is responsible for the administration of the Plan.)

Plan Number:            001

Plan Year:              January 1 to December 31

Trustee:                The Charles Schwab Trust Company
                        One Montgomery Street,
                        7th Floor
                        San Francisco, CA 94104
                        (415) 403-4519

(The Plan's Trustee has been designated to hold and invest Plan assets in a trust fund for the benefit of you and other Plan participants. This trust fund will be the funding medium used for the accumulation of assets from which benefits will be distributed.)

Service of Legal Process:  Plan Administrator

(Service of legal process may also be made upon the Trustee or Plan Sponsor.)

Summary Plan
Description Dated:        July 14, 2000




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